Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement pertaining to the BMC Software, Inc. 2007 Incentive Plan of our reports dated May 15, 2009, with respect to the consolidated financial statements of BMC Software, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2009, and the effectiveness of internal control over financial reporting of BMC Software, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

August 5, 2009